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                              NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                              C. ROBERT COATES
                              ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     4)     Date Filed: April 23, 2002


(These materials are intended to be released to one or more shareholders, inconjunction with the previously supplied Definitive Proxy Statement currently on file, on or about April 05, 2002)




COATES AND KENNEDY RAISE QUESTIONS ABOUT NETRO'S DIRECTORS

Netro Corporation's directors face an unprecedented challenge in this year's election on May 21st, 2002. C. Robert ("Bob") Coates and David Kennedy are campaigning for seats on the board in an all out effort to address the company's losses and low stock price. Robert Coates owns 2,405,400 shares of Netro Corporation (Nasdaq: NTRO). Both Coates and Kennedy possess outstanding academic and executive credentials. Coates also served on the Board of Directors of Borland Software Corporation.

C. Robert ("Bob") Coates and David Kennedy announced today that they plan to distribute the following information to Netro Corporation investors.

WHAT HAS HAPPENED TO NETRO?

        Netro's revenues decreased 65.4% in 2001 but it continues to burn cash. In fact, its G&A costs increased 73.5% in 2001. Not surprisingly, Netro had a 2001 operating loss of over $95 million.

        Netro's stock has fallen 95% during the last two years and is trading at about half the value of Netro's cash and marketable securities.

WHAT HAS THE INCUMBENT BOARD AND MANAGEMENT DONE?

        The track record of the incumbent board and management is best summarized by Netro's recent 10-K:

"WE HAVE A HISTORY OF LOSSES, EXPECT FUTURE LOSSES AND MAY NEVER
ACHIEVE PROFITABILITY"

        But the directors want to keep spending the stockholders' money!

        While Netro's stock price plummeted and its business evaporated, the incumbent directors and management protected themselves, not the stockholders. Netro directors and management:

        - Lost over $10 million in less than 18 months in Bungee Communications. This overseas "subsidiary" was founded, partly owned and controlled by Shlomo Yariv, who was appointed Netro's chief operating officer in May, 2001;

        - Exercised options and cashed out for millions as Netro's stock declined;

        - Repriced options and issued new options to themselves at Netro's depressed market price;

        - Erected new takeover defenses, including a poison pill;

        - Paid AT&T Wireless $16 million in cash and 8.2 million shares of Netro stock for assets which will produce no near term revenues, but will increase Netro's expenses; and

        -       Added highly compensated new vice-presidents --
                Netro's preliminary proxy lists 15 vice-presidents.

WHAT DOES THE INCUMBENT BOARD PROPOSE?

        The incumbent board proposes more of the same people and policies that have put Netro in its precarious position:

        - 400,000 more options for the non-employee directors, though Netro recently disclosed that its outside directors each got 50,000 options in July, 2001.

        - Another substantial increase in options for directors, management and employees.

        - The reelection of Thomas Baruch and Irwin Federman even though:

                -- Baruch and Federman attended fewer than 75% of
                   board and committee meetings in 2000 and 2001, respectively.

                -- Neither Baruch nor Federman has purchased a single
                   share of Netro in the past two years.

                -- Federman and partnerships of which he is general
                   partner sold more than 3 million Netro shares for over $190 million in the last 2 years. Baruch sold 30,000 Netro shares in 2000.

        -       A continuation of Messrs. Federman and Baruch as
                Netro's Compensation Committee.

WHO IS BOB COATES AND WHAT HAS HE DONE?

        - Bob Coates owns about 2.4 million shares of Netro stock.

        -       Bob has challenged the actions of Netro's directors.

                -- He has sued to invalidate the redomestication
                   merger, its anti-takeover features and the poison pill, and to cancel millions of Netro options.

                -- He has demanded books and records to investigate
                   Netro's investment in and payments to Bungee.

WHAT DO BOB COATES AND DAVID KENNEDY PROPOSE?

        - Bob Coates and David Kennedy believe Netro needs directors whose primary focus is not insider options and management entrenchment, but putting money into the pockets of Netro's stockholders. Bob and Dave propose that Netro:

        - Use excess cash for a self-tender for 20 million shares at $4.50 per share;

        - Refrain from transactions which will further dilute the ownership of existing shareholders;

        - Eliminate the poison pill and scale back its takeover defenses;

        - Reduce cash burn substantially and not increase sales and marketing costs until it has a viable product to sell;

        - Be sold if it cannot implement a workable strategic plan to produce operating profits and increase its stock price in the near term.